Exhibit 99.1

Neal Goldner Investor Relations 407-206-6149 neal.goldner@mvwc.com

Cameron Klaus Global Communications 407-513-6066 cameron.klaus@mvwc.com
News
Marriott Vacations Worldwide Announces
Planned Retirement of Chief Financial Officer
ORLANDO, Fla., May 10, 2023 — Marriott Vacations Worldwide Corporation (NYSE: VAC) (the “Company") today announced that Executive Vice President and Chief Financial Officer Anthony “Tony” Terry has decided to retire later this year. The Company is conducting a search for his successor. Mr. Terry plans to stay on as CFO until the role has been filled and the transition period is complete later this year.
“I want to thank Tony for his contributions over the last 27 years at the Company,” said John Geller, president and chief executive officer. “His leadership has been critical during the most significant milestones in our growth thus far and his guidance through some of the toughest times for the travel industry was critical. While we respect his personal decision to step away from his professional career and enter retirement to spend more time with his family, we will sincerely miss him as a long-standing member of our leadership team.”
Over the course of his time with Marriott Vacations Worldwide, Mr. Terry led work associated with the spin-off of the Company from Marriott International in 2011. He also supported the $4 billion acquisition of ILG in 2018 through due diligence efforts as well as by leading integration efforts within the Finance & Accounting organizations across the two companies.
Mr. Terry shared, “I want to thank John, our Board of Directors and my colleagues for giving me the tremendous opportunities I’ve had during my career. I look forward to watching this great Company continue to grow and offer our associates the same opportunities I was given professionally and personally.”
Mr. Terry began his career in 1996 as a Manager, Financial Accounting for Marriott Vacation Club International, and was quickly promoted to roles with oversight of financial and business planning functions, new product development, brand management and product supply management. He then went on to serve as Senior Vice President of Global Operational Finance for Vacation Ownership, where he led a global team responsible for all aspects of Finance and Accounting in support of the Company’s Sales and Marketing, Operations, Development, and Rentals organizations within the segment. Mr. Terry was promoted to Executive Vice President and Chief Financial Officer in October 2021.
Mr. Terry’s retirement is not the result of a disagreement between Mr. Terry and the Company on any matter relating to the Company’s operations, policies or practices.

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About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products, and services. The Company has over 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates an exchange network and membership programs comprised of more than 3,200 affiliated resorts in over 90 countries and territories, and provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and an affiliate of Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.